TYPE:  EX-23.2

Benchmark Technology Corporation

EXHIBIT 23.3 Consent from G. Brad Beckstead, CPA

February 28, 2001


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of February 28, 2001, on the Financial Statements of Benchmark Technology Corporation for the period ended December 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
G. Brad Beckstead, CPA